Exhibit 99.2

Digivault expands digital asset custody offering with launch of warm custody solution - Helios

April 16 2020, LONDON - Digivault, a secure digital asset custody provider, today announced the release of Helios. Helios is Digivault’s warm custody solution that is designed to be the pinnacle of permanently live secure storage.

The Helios design meets the stringent standards demanded by the world’s most secure systems, allowing for a level of safety and reliability practically unseen in this space. Helios delivers logical protection against key duplication and / or theft, hardware protection of networks and operates from multiple military-grade secure locations run by a recognised third-party provider.

Helios seamlessly integrates with Digivault’s cold storage solution Kelvin, launched last year. Kelvin offers secure, digital asset deep cold storage infrastructure inside the vaults of leading storage provider Malca-Amit. This cooperation enables Digivault to store client assets next to gold and silver in vaults that meet the highest grades of bank-entrusted vault classification and to store client assets in select locations in Europe and Asia.

Digivault’s mantra of “Secure by Design” is underscored by its compliance with internationally recognised standards and accreditations. This includes Cyber Essentials Plus Certification, which is backed by the UK Government and supported by the National Cyber Secretary Centre. Since 2016, the UK Government has invested around £1.9 billion (US$2.48 billion) on cyber security and dealt with thousands of significant incidents, requiring cross government and industry responses.

“We are excited to unveil the next solution in our digital asset custody range. We have seen robust interest in our cold custody solution Kelvin and by adding warm custody with Helios, we believe we are truly paving the way for the institutional adoption of the digital asset class. Our unparalleled security measures continue to provide peace of mind to investors and we hope it will encourage more investors to explore the vast benefits provided by this asset class,” said Mr. Robert Cooper, Chief Executive Officer of Digivault.

About Digivault

Digivault was founded in December 2018 in London by a team of IT solution delivery experts from the finance and security sectors to deliver enterprise grade cold, and warm, digital asset custody solutions that would operate in harmony with one another. As a Diginex Group company, Digivault is able to support both internal and external clients with the same exacting standards. For more information visit: https://www.digivault.com/

About Diginex

Diginex is a blockchain financial services and technology company. Diginex partners with institutional investors, corporations and governments to make digital assets more accessible, business processes more efficient and secure. Diginex believes its collaborative approach and pursuit of global cooperation is optimal to drive institutional adoption of blockchain technologies and the regulated use of digital assets. For more information visit: https://www.diginex.com/

Press Contacts:

Heather Dale Diginex E: heather.dale@diginex.com Tel: +852 9274 3312	Sean Pattwell CW8 Communications E: sean@cw8-communications.com Tel: +353 (78) 703 4232

Disclaimer

8i Enterprises Acquisition Corp, a British Virgin Islands business company (“JFK”), Diginex Limited, a Singapore public company limited by shares (“Singapore NewCo”), DIGITAL INNOVATIVE LIMITED, a British Virgin Islands business company (“BVI NewCo”), and Diginex Limited, a Hong Kong company (“Diginex”), and their respective directors, executive officers and employees and other persons may be deemed to be participants in the solicitation of proxies from the holders of JFK ordinary shares in respect of the proposed transaction among such persons (the “Business Combination”). Information about JFK’s directors and executive officers and their ownership of JFK’s ordinary shares is set forth in JFK’s Annual Report on Form 10-K, dated September 18, 2019, filed with the Securities and Exchange Commission (the “SEC”), as modified or supplemented by any Form 4 filed with the SEC since the date of such filing. Other information regarding the interests of the participants in the proxy solicitation will be included in the proxy statement/prospectus included in the Registration Statement on Form F-4 jointly filed bv Singapore NewCo and JFK pertaining to the Business Combination (the “Form F-4”). These documents can be obtained free of charge from the sources indicated below.

In connection with the Business Combination, Singapore NewCo has filed the Form F-4, which includes and serves as a proxy statement/prospectus for JFK’s shareholders. Promptly after the Form F-4 is declared effective by the SEC, JFK will mail the definitive proxy statement/prospectus and a proxy card to each shareholder entitled to vote at the meeting relating to the approval of the Business Combination and other proposals set forth in the proxy statement. INVESTORS AND SECURITY HOLDERS OF JFK ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE BUSINESS COMBINATION THAT JFK WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT JFK, SINGAPORE NEWCO, BVI NEWCO, DIGINEX AND THE BUSINESS COMBINATION. The preliminary proxy statement/prospectus, the definitive proxy statement/prospectus and other relevant materials in connection with the Business Combination (when they become available), and any other documents filed by JFK with the SEC, may be obtained free of charge at the SEC’s website (www.sec.gov) or by writing to 8i Enterprises Acquisition Corp, 6 Eu Tong Sen Street, #08-13 The Central, Singapore.